Exhibit 99.1

Contact: West Marine, Inc.

Deborah Ajeska, Senior Director of Financial Planning & Analysis

(831) 761-4229

Peter Van Handel, Chief Accounting Officer

(831) 761-4482

WEST MARINE REPORTS THIRD QUARTER 2006 OPERATING RESULTS

WATSONVILLE, CA, October 26, 2006 – West Marine, Inc. (Nasdaq: WMAR), today released unaudited operating results for the third quarter of 2006. Net sales for the thirteen weeks ended September 30, 2006 were $195.6 million, an increase of 3.7% from net sales of $188.6 million for the same period a year ago. Comparable store sales increased 2.4% for the thirteen weeks ended September 30, 2006. Net income for the thirteen weeks ended September 30, 2006 was $0.4 million, or $0.02 per share, including a $1.5 million pre-tax, or $0.04 per share after-tax, charge for store closing costs, compared to net income of $2.0 million, or $0.09 per share, for the same period last year.

Net sales for the thirty-nine weeks ended September 30, 2006 were $592.8 million, an increase of 4.5% from net sales of $567.5 million for the same period a year ago. Comparable store sales increased 2.8% for the thirty-nine weeks ended September 30, 2006. Net income for the thirty-nine weeks ended September 30, 2006 was $5.0 million, or $0.24 per share, including a $5.1 million pre-tax, or $0.15 per share after-tax, charge for store closing costs, compared to net income of $19.3 million, or $0.90 per share, for the same period last year.

Peter Harris, Chief Executive Officer of West Marine, commented, “During our third quarter, we experienced positive results from a series of changes we are making in our business. Our store sales in most areas benefited from new selling and merchandising initiatives, especially in the boating lifestyle categories, and our gross margin, excluding capitalized indirect costs, showed improvement. In addition, our store closing program is proceeding on track and our cost structure has been reduced.”

Mr. Harris continued, “We remain cautious with regard to the boating supply retail environment. However, offering improved assortments of merchandise to our customers and providing them with better than expected service are the foundation of our growth strategy as we prepare for the upcoming year.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, October 26, 2006 at 8:30 AM Pacific Time to discuss third quarter results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and dial (706) 634-1083 for international calls. Please be prepared to give the conference ID number 8305515. The call leader is Peter Harris, Chief Executive Officer.

An audio replay of the call will be available October 26, 2006 at 11:30 AM PDT through November 2, 2006 at 8:59 PM PST. The replay number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls. The access code is 8305515.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has nearly 400 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s revenue expectations, as well as facts and assumptions underlying these revenue expectations. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risk factors that may affect our earnings in the future include the risk factors set forth in West Marine’s Form 10-K for the fiscal year ended December 31, 2005 and its Form 10-Q for the fiscal quarter ended July 1, 2006. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 30, 2006	October 1, 2005
ASSETS
Current assets:
Cash	$6,940	$6,274
Trade receivables, net	7,543	7,132
Merchandise inventories	299,465	328,449
Other current assets	20,396	26,262

Total current assets	334,344	368,117

Property and equipment, net	74,592	90,625
Goodwill	56,905	56,905
Intangibles	239	2,319
Other assets	3,604	3,550

Total assets	$469,684	$521,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,987	$49,671
Accrued expenses	40,101	35,320
Deferred current liabilities	8,304	6,913

Total current liabilities	93,392	91,904

Long-term debt	63,995	99,000
Deferred items and other non-current obligations	8,330	13,362

Total liabilities	165,717	204,266

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,454,666 shares issued and 21,435,510 shares outstanding at September 30, 2006, and 21,146,789 shares issued and outstanding at October 1, 2005	22	21
Treasury stock	(282)	—
Additional paid-in capital	162,753	159,147
Accumulated other comprehensive income (loss)	(95)	69
Retained earnings	141,569	158,013

Total stockholders’ equity	303,967	317,250

Total liabilities and stockholders’ equity	$469,684	$521,516

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 Weeks Ended September 30, 2006 and October 1, 2005

(Unaudited and in thousands, except per share amounts)

	13 Weeks Ended September 30, 2006		13 Weeks Ended October 1, 2005
Net sales	$195,605	100.0%	$188,574	100.0%
Cost of goods sold, including buying and occupancy	140,832	72.0%	133,177	70.6%

Gross profit	54,773	28.0%	55,397	29.4%
Selling, general and administrative expense	50,982	26.0%	50,872	27.0%
Store closure costs	1,528	0.8%	—	—

Income from operations	2,263	1.2%	4,525	2.4%
Interest expense, net	1,211	0.7%	1,321	0.7%

Income before income taxes	1,052	0.5%	3,204	1.7%
Income taxes	676	0.3%	1,182	0.6%

Net income	$376	0.2%	$2,022	1.1%

Net income per common and common equivalent share:
Basic	$0.02		$0.10
Diluted	$0.02		$0.09

Weighted average common and common equivalent shares outstanding:
Basic	21,420		21,126
Diluted	21,549		21,421

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 39 Weeks Ended September 30, 2006 and October 1, 2005

(Unaudited and in thousands, except per share amounts)

	39 Weeks Ended September 30, 2006		39 Weeks Ended October 1, 2005
Net sales	$592,793	100.0%	$567,459	100.0%
Cost of goods sold, including buying and occupancy	413,541	69.8%	385,318	67.9%

Gross profit	179,252	30.2%	182,141	32.1%
Selling, general and administrative expense	159,016	26.7%	146,552	25.8%
Store closure costs	5,060	0.9%	—	—

Income from operations	15,176	2.6%	35,589	6.3%
Interest expense, net	5,280	0.9%	4,580	0.8%

Income before income taxes	9,896	1.7%	31,009	5.5%
Income taxes	4,854	0.8%	11,701	2.1%

Net Income	$5,042	0.9%	$19,308	3.4%

Net income per common and common equivalent share:
Basic	$0.24		$0.92
Diluted	$0.24		$0.90

Weighted average common and common equivalent shares outstanding:
Basic	21,297		21,045
Diluted	21,449		21,414